Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Darwin Minnis, Darwin.Minnis@Navistar.com, 331-332-5243
Investor contact:	Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS FIRST QUARTER 2021 RESULTS

•	Reports first quarter 2021 net loss of $81 million, or $0.81 per diluted share, on revenues of $1.8 billion

•	Generates adjusted EBITDA of $116 million and adjusted net income of $5 million in the first quarter

•	Finishes the first quarter with $1.2 billion in manufacturing cash

•	Achieves 1.8 share point growth year-over-year in total Class 6-8 truck market share

•	Increases production rates to meet strong demand

LISLE, Ill. — March 9, 2021 — Navistar International Corporation (NYSE: NAV) today announced a first quarter 2021 net loss of $81 million, or $0.81 per diluted share, compared to first quarter 2020 net loss of $36 million, or $0.36 per diluted share. The loss in the first quarter of 2021 included $86 million of tax-effected significant items.

First quarter 2021 adjusted net income was $5 million compared to a loss of $33 million a year ago.

Revenues in the quarter were $1.8 billion, comparable to the first quarter last year. Chargeouts in the company’s Core (Class 6-8 trucks and buses in the United States and Canada) market were 10,600 units in the first quarter of 2021.

First quarter 2021 adjusted EBITDA doubled year-over-year to $116 million, or 6.4 percent of revenue, versus $59 million, or 3.2 percent of revenue, a year ago.

Navistar finished first quarter 2021 with $1.3 billion in consolidated cash and cash equivalents, including $1.2 billion in manufacturing cash and cash equivalents.

“We are starting 2021 on a strong note, as adjusted EBITDA margin doubled, truck revenue returned to pre-COVID levels, and retail market share increased in each of our vehicle segments,” said Persio Lisboa, chief executive officer.

Throughout the quarter, the company remained focused on its Navistar 4.0 business strategy and reinforced its position as one of the advanced technology leaders within the industry. In January, the company announced a collaboration with General Motors and OneH2 to bring a hydrogen truck ecosystem solution to the trucking industry. As part of the announcement, Navistar plans to make its first production model International® RH Series hydrogen fuel cell vehicle commercially available in model year 2024.

Also in the quarter, the company announced that it acquired a second property in San Antonio that will house support functions for its under-construction 900,000-square-foot plant in the area that will produce Class 6-8 vehicles, including new electric-powered trucks. The new property will also house a state-of-the-art truck validation center to test and validate components of the company’s growing electric truck business and a truck specialty center to provide post-production customization of vehicles to support customers’ business needs. The company’s total investment in the region will exceed $275 million and create over 650 jobs.

Navistar reported higher market share in each of its product segments in the first quarter of 2021, reflecting a 1.8 point increase in its total Class 6-8 trucks year-over-year. Additionally, the company reported strong first quarter 2021 Class 6-8 orders that drove the company to increase its production line-rates in both of its truck assembly plants. The company plans to further increase its production line-rates, contingent on the supply chain’s ability to meet higher demand schedules.

“We expect the roll-out of COVID-19 vaccines and easing of state restrictions will continue to support strong economic growth and the need for new trucks,” said Lisboa. “Our performance this quarter, along with the sustained execution of our Navistar 4.0 strategy and future opportunities with TRATON, positions Navistar to deliver increased value to our customers, dealers, partners and other stakeholders.”

The company announced that progress related to its pending merger with TRATON remains on track. At Navistar’s annual stockholder meeting on March 2, the merger proposal was approved. Additionally, the company stated that it completed filing for regulatory approvals from the required jurisdictions, and on February 12, reported that the Hart-Scott-Rodino (HSR) antitrust waiting period had expired. The company continues to believe the merger will close in mid-2021.

SEGMENT REVIEW

Summary of Financial Results:

	(Unaudited)
	Three Months Ended January 31,
(in millions, except per share data)	2021	2020
Sales and revenues, net	$1,812	$1,838
Segment Results:
Truck	$(81)	$(58)
Parts	111	119
Global Operations	6	—
Financial Services	12	17
Loss from continuing operations, net of tax(A)	$(82)	$(36)
Net loss(A)	(81)	(36)
Diluted loss per share from continuing operations(A)	$(0.82)	$(0.36)
Diluted loss per share(A)	$(0.81)	$(0.36)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment – In first quarter 2021, the Truck segment net sales were $1.2 billion, flat compared to first quarter last year, despite lower industry volumes. Lower volumes in its Core markets were offset by higher total share and volumes in Mexico, used truck, and export operations.

The Truck segment incurred a net loss of $81 million in first quarter 2021, compared to a loss of $58 million in first quarter 2020. The loss in the first quarter of 2021 included a $49 million charge related to pre-existing warranties and $47 million of charges related to the pending sale of its Melrose Park facility. Excluding these significant items, the Truck segment would have been profitable in the period, reflecting favorable product mix and improved margins.

Parts Segment – For first quarter 2021, the Parts segment net sales were $467 million, a five percent decrease from first quarter 2020. The decrease was primarily driven by lower volumes in the U.S. and Canada due to the continuing impact of the pandemic on the commercial truck and school bus industries.

The Parts segment saw a first quarter profit of $111 million, lower compared to $119 million in first quarter 2020 in line with lower sales.

Global Operations Segment – In first quarter 2021, the Global Operations segment net sales increased 40 percent versus first quarter 2020 to $95 million. The increase was primarily driven by higher engine volumes and parts sales in South American operations.

The Global Operations segment recorded a profit of $6 million in the first quarter of 2021, higher versus breakeven profitability in first quarter 2020 largely driven by the higher sales.

Financial Services Segment – In first quarter 2021, the Financial Services segment reported net revenues of $51 million, an 11 percent decrease from first quarter 2020. The decrease was primarily due to lower interest rates.

The Financial Services segment recorded a profit of $12 million in the quarter, lower compared to $17 million in first quarter 2020, largely due to the impact of lower average yields.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and

Navistar International Corporation assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31,2020. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended January 31,
(in millions, except per share data)	2021	2020
Sales and revenues
Sales of manufactured products, net	$1,769	$1,794
Finance revenues	43	44

Sales and revenues, net	1,812	1,838

Costs and expenses
Costs of products sold	1,507	1,529
Restructuring charges	21	1
Asset impairment charges	31	—
Selling, general and administrative expenses	205	182
Engineering and product development costs	84	86
Interest expense	64	65
Other (income) expense, net	(5)	11

Total costs and expenses	1,907	1,874
Equity in loss of non-consolidated affiliates	(1)	(1)

Loss before income taxes	(96)	(37)
Income tax benefit	18	5

Loss from continuing operations	(78)	(32)
Income from discontinued operations, net of tax	1	—

Net loss	(77)	(32)
Less: Net income attributable to non-controlling interests	4	4

Net loss attributable to Navistar International Corporation	$(81)	$(36)

Amounts attributable to Navistar International Corporation common stockholders:
Loss from continuing operations, net of tax	$(82)	$(36)
Income from discontinued operations, net of tax	1	—

Net loss attributable to Navistar International Corporation common stockholders	$(81)	$(36)

Income (loss) per share attributable to Navistar International Corporation
Basic:
Continuing operations	$(0.82)	$(0.36)
Discontinued operations	0.01	—

Basic	$(0.81)	$(0.36)

Diluted:
Continuing operations	$(0.82)	$(0.36)
Discontinued operations	0.01	—

Diluted	$(0.81)	$(0.36)

Weighted average shares outstanding:
Basic	99.9	99.5
Diluted	99.9	99.5

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	January 31,	October 31,
(in millions, except per share data)	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,261	$1,843
Restricted cash and cash equivalents	135	64
Trade and other receivables, net	262	273
Finance receivables, net	1,246	1,371
Inventories, net	848	763
Other current assets	333	263

Total current assets	4,085	4,577
Restricted cash	68	66
Trade and other receivables, net	7	7
Finance receivables, net	254	251
Investments in non-consolidated affiliates	30	31
Property and equipment (net of accumulated depreciation and amortization of $2,321 and $2,335, respectively)	1,216	1,298
Operating lease right of use assets	115	119
Goodwill	38	38
Intangible assets (net of accumulated amortization of $139 and $138, respectively)	18	18
Deferred taxes, net	157	117
Other noncurrent assets	130	115

Total assets	$6,118	$6,637

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$565	$640
Accounts payable	1,281	1,278
Other current liabilities	1,428	1,453

Total current liabilities	3,274	3,371
Long-term debt	4,504	4,690
Postretirement benefits liabilities	1,464	1,705
Other noncurrent liabilities	701	693

Total liabilities	9,943	10,459
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 shares issued and 220 shares authorized at both dates)	10	10
Additional paid-in capital	2,727	2,726
Accumulated deficit	(4,654)	(4,566)
Accumulated other comprehensive loss	(1,786)	(1,865)
Common stock held in treasury, at cost (3.4 and 3.5 shares, respectively)	(132)	(133)

Total stockholders’ deficit attributable to Navistar International Corporation	(3,833)	(3,826)
Stockholders’ equity attributable to non-controlling interests	8	4

Total stockholders’ deficit	(3,825)	(3,822)

Total liabilities and stockholders’ deficit	$6,118	$6,637

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended January 31,
(in millions)	2021	2020
Cash flows from operating activities
Net loss	$(77)	$(32)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	34	35
Depreciation of equipment leased to others	17	15
Deferred taxes, including change in valuation allowance	(34)	(10)
Asset impairment charges	31	—
Amortization of debt issuance costs and discount	3	3
Stock-based compensation	4	5
Provision for credit losses	3	4
Equity in loss of non-consolidated affiliates, net of dividends	1	1
Other non-cash operating activities	(3)	(2)
Changes in other assets and liabilities	(109)	80

Net cash provided by (used in) operating activities	(130)	99

Cash flows from investing activities
Capital expenditures	(73)	(59)
Purchases of equipment leased to others	(25)	(7)
Proceeds from sales of property and equipment	6	2
Investments in non-consolidated affiliates	(9)	—
Proceeds from sales of investments and businesses	—	10

Net cash used in investing activities	(101)	(54)

Cash flows from financing activities
Proceeds from issuance of securitized debt	26	8
Principal payments on securitized debt	(9)	(16)
Net change in secured revolving credit facilities	(64)	(315)
Proceeds from issuance of non-securitized debt	—	18
Principal payments on non-securitized debt	(5)	(65)
Net change in notes and debt outstanding under revolving credit facilities	(226)	(88)
Debt issuance costs	(1)	—
Proceeds from exercise of stock options	—	2
Dividends paid by subsidiaries to non-controlling interest	—	(5)

Net cash used in financing activities	(279)	(461)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(4)

Decrease in cash, cash equivalents and restricted cash	(509)	(420)
Cash, cash equivalents and restricted cash at beginning of the period	1,973	1,557

Cash, cash equivalents and restricted cash at end of the period	$1,464	$1,137

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation, excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services (A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2021
External sales and revenues, net	$1,213	$465	$89	$45	$—	$1,812
Intersegment sales and revenues	24	2	6	6	(38)	—

Total sales and revenues, net	$1,237	$467	$95	$51	$(38)	$1,812

Net income (loss) from continuing operations attributable to NIC, net of tax	$(81)	$111	$6	$12	$(130)	$(82)
Income tax benefit	—	—	—	—	18	18

Segment profit (loss)	$(81)	$111	$6	$12	$(148)	$(100)

Depreciation and amortization	$29	$2	$1	$18	$1	$51
Interest expense	—	—	—	13	51	64
Equity in loss of non-consolidated affiliates	(1)	—	—	—	—	(1)
Capital expenditures(B)	69	—	—	2	2	73

(in millions)	Truck	Parts	Global Operations	Financial Services (A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2020
External sales and revenues, net	$1,238	$492	$61	$46	$1	$1,838
Intersegment sales and revenues	4	1	7	11	(23)	—

Total sales and revenues, net	$1,242	$493	$68	$57	$(22)	$1,838

Net income (loss) from continuing operations attributable to NIC, net of tax	$(58)	$119	$—	$17	$(114)	$(36)
Income tax benefit	—	—	—	—	5	5

Segment profit (loss)	$(58)	$119	$—	$17	$(119)	$(41)

Depreciation and amortization	$27	$2	$2	$17	$2	$50
Interest expense	—	—	—	19	46	65
Equity in loss of non-consolidated affiliates	(1)	—	—	—	—	(1)
Capital expenditures(B)	47	5	1	—	6	59

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $27 million and $35 million for the three months ended January 31, 2021 and 2020, respectively.
(B)	Exclusive of purchases of equipment leased to others.

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
January 31, 2021	$1,634	$654	$230	$2,149	$1,451	$6,118
October 31, 2020	1,619	663	216	2,191	1,948	6,637

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA and Adjusted Net Income (loss):

We believe that adjusted EBITDA and Adjusted Net Income (loss), which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash and Cash Equivalents:

Manufacturing cash and cash equivalents represent the Company’s consolidated cash and cash equivalents excluding cash and cash equivalents of our financial services operations. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consist of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

	Three Months Ended January 31,
(in millions)	2021	2020
Net loss attributable to NIC	$(81)	$(36)
Plus:
Depreciation and amortization expense	51	50
Manufacturing interest expense(A)	51	46
Less:
Income tax benefit	18	5

EBITDA	$3	$55

(A)

Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the Manufacturing and Corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended January 31,
(in millions)	2021	2020
Interest expense	$64	$65
Less: Financial services interest expense	13	19

Manufacturing interest expense	$51	$46

9

Adjusted EBITDA Reconciliation:

	Three Months Ended January 31,
(in millions)	2021	2020
EBITDA (reconciled above)	$3	$55

Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	49	4
Asset impairment charges(B)	31	—
Restructuring of manufacturing operations(C)	21	1
TRATON merger costs(D)	10	—
Shy profit-sharing accrual(E)	2	—
Settlement gain(F)	—	(1)

Total adjustments	113	4

Adjusted EBITDA	$116	$59

Adjusted Net Income (Loss) attributable to NIC:

	Three Months Ended January 31,
(in millions)	2021	2020
Net loss attributable to NIC	$(81)	$(36)

Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	49	4
Asset impairment charges(B)	31	—
Restructuring of manufacturing operations(C)	21	1
TRATON merger costs(D)	10	—
Shy profit-sharing accrual(E)	2	—
Settlement gain(F)	—	(1)

Total adjustments	113	4
Tax effect(G)	(27)	(1)

Adjusted net income (loss) attributable to NIC	$5	$(33)

(A)

Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.

(B)

In the first quarter 2021, we recorded $31 million of asset impairment charges in our Truck segment, comprised of $25 million related to the Melrose Park Facility disposition and $6 million related to certain assets under operating leases.

(C)

In the first quarter of 2021, we recorded restructuring charges of $21 million in our Truck segment, related to the Melrose Park Facility disposition. In the first quarter of 2020, we recorded restructuring charges of $1 million in our Truck segment.

(D)	In the first quarter of 2021 we incurred $10 million of costs related to the proposed TRATON merger.
(E)	In the first quarter of 2021, we recorded a $2 million charge to the Shy profit-sharing accrual.
(F)

In the first quarter of 2020, we recorded interest income of $1 million, in Other expense, net derived from the prior year settlement of a business economic loss claim relating to our former Alabama engine manufacturing facility in Corporate.

(G)	Tax effect is calculated by excluding the impact of the non-GAAP adjustments from the interim period tax provision calculations.

10

Manufacturing segment cash and cash equivalents reconciliation:

	As of January 31, 2021
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Total cash and cash equivalents	$1,179	$82	$1,261

11